Exhibit 99.1

Perry Ellis International Reports First Quarter Fiscal 2015 Results

•	Company reports adjusted diluted EPS of $0.55 for first quarter ahead of guidance range of $0.25 to $0.30 in adjusted diluted EPS.

•	Net revenues total $257 million as compared to guidance range of $230 million to $240 million.

•	Diluted GAAP EPS of $0.52 as compared to $0.74 in prior year.

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter ended May 3, 2014 (“first quarter of fiscal 2015”).

Oscar Feldenkreis, president and chief operating officer of Perry Ellis International commented, “We were encouraged by the results of the quarter which were ahead of our expectations. Despite a slow start to the spring season, we experienced positive momentum beginning in April with particular strength in golf lifestyle apparel, Original Penguin as well as our Nike swim businesses. We were also encouraged by the expansion in gross margin, which increased to 34.1% from 33.8% in the prior year.”

Solid performance in our direct-to-consumer business resulted in a 5.6% comparable same store sales increase driven by Perry Ellis as well as by our direct e-commerce, which posted a 43% sales increase.

Fiscal 2015 First Quarter Results

Total revenue for the first quarter of fiscal 2015 was $257 million, a 2% decrease compared to $262 million reported in the first quarter of fiscal 2014. As anticipated, revenues were impacted by planned exits of certain private and retailer exclusive branded programs. These exits were almost entirely offset by increases in golf lifestyle apparel, Nike swim and Original Penguin as well as stronger direct-to-consumer revenue results.

During the first quarter of fiscal 2015, gross margin expanded to 34.1% as compared to 33.8% in the same period of the prior year. The expansion reflected a favorable business mix as well as better sell-through at retail in our Perry Ellis and Rafaella collection businesses. The margin expansion also reflected reduced freight costs as a result of the infrastructure rationalization program initiated last year.

Selling, general and administrative expenses totaled $69.7 million as compared to $71.0 million in the prior year. The positive benefit from the Company’s infrastructure rationalization began to be realized during the first quarter of fiscal 2015. This was partially offset by additional investment in Europe associated with the introduction of Callaway in golf apparel as well as the expansion of Original Penguin across the European Continent.

As reported under GAAP, the fiscal 2015 first quarter profit was $7.8 million, or $0.52 per diluted share, compared to $11.3 million, or $0.74 per diluted share, in the first quarter of fiscal 2014 which included $3.4 million or $0.22 per share for the gain on the sale of the John Henry trademark in certain international territories in Asia. On an adjusted basis, the fiscal 2015 first quarter earnings per diluted share were $0.55 as compared to adjusted earnings per diluted share of $0.62 in the first quarter of fiscal 2014. Adjusted earnings per diluted share excludes certain items as outlined in Table 1 Reconciliation of GAAP net income and adjusted diluted earnings per share to adjusted net income and diluted earnings per share.

Balance Sheet and Business Update

The balance sheet ended the quarter in solid shape. Inventories decreased to $177 million from $207 million at fiscal year-end with continued emphasis on increasing turn. The Company continues to focus on its core businesses and brands: a strong branded golf lifestyle portfolio, Original Penguin, Perry Ellis and Rafaella collections as well as Laundry and Savane.

The Company also continues to focus on the strategic infrastructure rationalization program, which includes a review of its processes and systems and initiatives aimed at streamlining its supply chain to realize greater efficiencies.

George Feldenkreis, chairman and chief executive officer of Perry Ellis International stated, “We are quite pleased with the positive momentum in our businesses. We expect our expenses to continue to downtrend versus prior year over the next several quarters. I believe that we have made solid progress in our international expansion both through our direct operations in Canada, Mexico and Europe as well as in new licensing relationships around the globe. Together with our partners, we are opening new doors and stores, which we expect will drive business and brands going forward.”

Fiscal 2015 Guidance

The Company continues to expect total revenues to be in a range of $910 to $920 million. Given the stronger performance in the first quarter, the Company now expects adjusted earnings per diluted share for fiscal 2015 in a range of $0.80 to $0.95 as compared to the previous guidance range of $0.75 to $0.90.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, John Henry®, Manhattan®, Axist®, and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets, our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion, potential cyber risk and technology failures could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Anita Britt, CFO

305-592-2830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended
	May 3, 2014	May 4, 2013
Revenues
Net sales	$249,916	$255,484
Royalty income	7,398	6,835

Total revenues	257,314	262,319
Cost of sales	169,649	173,638

Gross profit	87,665	88,681
Operating expenses
Selling, general and administrative expenses	69,710	70,669
Depreciation and amortization	2,980	2,792

Total operating expenses	72,690	73,461
Gain on sale of long-lived assets	—	6,270

Operating income	14,975	21,490
Interest expense	3,716	3,803

Net income before income taxes	11,259	17,687
Income tax provision	3,484	6,367

Net income	$7,775	$11,320

Net income, per share
Basic	$0.53	$0.75

Diluted	$0.52	$0.74

Weighted average number of shares outstanding
Basic	14,782	15,024
Diluted	15,010	15,304

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	May 3, 2014	February 1, 2014
Assets
Current assets:
Cash and cash equivalents	$26,609	$26,989
Accounts receivable, net	183,146	146,392
Inventories	177,150	206,602
Investments	21,221	15,398
Other current assets	28,794	29,008

Total current assets	436,920	424,389

Property and equipment, net	60,113	59,912
Intangible assets, net	211,256	211,485
Goodwill	6,022	6,022
Other assets	4,783	4,927

Total assets	$719,094	$706,735

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$56,331	$112,442
Accrued expenses and other liabilities	26,082	24,642
Accrued interest payable	1,036	4,095
Unearned revenues	5,114	5,013

Total current liabilities	88,563	146,192

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Senior credit facility	64,567	8,162
Real estate mortgages	22,651	22,844
Deferred pension obligation	9,271	9,862
Unearned revenues and other long-term liabilities	26,839	22,142

Total long-term liabilities	273,328	213,010

Total liabilities	361,891	359,202

Equity

Total equity	357,203	347,533

Total liabilities and equity	$719,094	$706,735

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three months ended May 3, 2014 and May 4, 2013 net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share.

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended
	May 3, 2014	May 4, 2013
Net income	$7,775	$11,320
Plus:
Costs of streamlining and consolidation of operations, and other strategic initiatives	784	2,029
Gain on sale of long-lived assets	—	(6,270)
Tax (benefit) provision	(299)	2,446

Net income, as adjusted	$8,260	$9,525

	Three Months Ended
	May 3, 2014	May 4, 2013
Net income per share, diluted	$0.52	$0.74
Net per share costs of streamlining and consolidation of operations, and other strategic initiatives	0.03	0.10
Net per share gain on sale of long-lived assets	—	(0.22)

Adjusted net income per share, diluted	$0.55	$0.62

“Adjusted net income per share, diluted” consists of “net income per share, diluted” adjusted for the impact of costs of streamlining and consolidation of operations, and other strategic initiatives, and gain on sale of long-lived assets. These costs and gain are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended
	May 3, 2014	May 4, 2013
Net income	$7,775	$11,320
Plus:
Depreciation and amortization	2,980	2,792
Interest expense	3,716	3,803
Income tax provision	3,484	6,367

EBITDA	17,955	24,282
Costs of streamlining and consolidation of operations, and other strategic initiatives	784	2,029
Gain on sale of long-lived assets	—	(6,270)

EBITDA, as adjusted	$18,739	$20,041

Gross profit	$87,665	$88,681
Less:
Selling, general and administrative expenses	(69,710)	(70,669)
Plus:
Costs of streamlining and consolidation of operations, and other strategic initiatives	784	2,029

EBITDA, as adjusted	18,739	20,041

Total revenues	$257,314	$262,319
EBITDA margin percentage of revenues	7.3%	7.6%

(1)	Adjusted EBITDA consists of earnings before interest, taxes, depreciation, amortization, costs of streamlining and consolidation of operations, and other strategic initiatives, as well as the gain on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.